Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 2, 2007, relating to the 2006 financial statements of Woodbridge Apartments of Bloomington III, L.P., (which report expressed an unqualified opinion) appearing in the Annual Report on Form 10-K of America First Tax Exempt Investors L.P. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Katz, Sapper & Miller, LLP
Indianapolis, Indiana
January 29, 2010